Exhibit 10.1

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of September 6, 2005, among LANDMARK BANCORP, INC., a Delaware corporation (“Landmark”), FIRST MANHATTAN BANCORPORATION, INC., a Kansas corporation (“First Manhattan”), and First Manhattan shareholders who collectively own not less than seventy-five percent (75%) of First Manhattan’s outstanding voting stock, par value $10.00 per share (“Voting Stock”), with the power to vote all such shares of Voting Stock and who are signatories to this Agreement (collectively referred to in this Agreement as the “Principal Shareholders,” and individually as a “Principal Shareholder.”)

RECITALS

A.                                    As of the date hereof, each Principal Shareholder is the owner (either individually, or through one or more of the trusts set forth on the signature page of this Agreement) of the number of shares of Voting Stock as is set forth above such Principal Shareholder’s name on the signature page attached hereto and such total number of shares represents approximately the percentage of the issued and outstanding shares of First Manhattan’s voting stock that is also set forth thereon above such Principal Shareholder’s name.

B.                                    Landmark is contemplating the acquisition of First Manhattan by means of a merger (the “Merger”) of Manhattan Acquisition Corporation, a Kansas corporation (“Acquisition Corp”), with and into First Manhattan pursuant to an Agreement and Plan of Merger dated of even date herewith (the “Merger Agreement”).

C.                                    Landmark is unwilling to expend the substantial time, effort and expense necessary to implement the Merger, including applying for and obtaining necessary approvals of regulatory authorities, unless all of the Principal Shareholders enter into this Agreement.

D.                                    Each Principal Shareholder believes it is in his or her best interest as well as the best interest of First Manhattan for Landmark to consummate the Merger.

AGREEMENTS

In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, and as an inducement to Landmark to enter into the Merger Agreement and to incur the expenses associated with the Merger, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.                                          Definitions; Construction.  All terms that are capitalized and used herein (and are not otherwise specifically defined herein) shall be used in this Agreement as defined in the Merger Agreement.  The parties hereby incorporate by this reference the principles of construction set forth in Section 1.2 of the Merger Agreement.

Section 2.                                          Representations and Warranties.  Each Principal Shareholder represents and warrants that as of the date hereof, he:

(a)                                  owns (either individually, or through one or more of the trusts set forth on the signature page of this Agreement) the number of shares of Voting Stock as is set forth above such Principal Shareholder’s name on the signature page attached hereto, all of which shares are free and clear of all liens, pledges, security interests, claims, encumbrances, options, voting agreements, proxies, agreements to sell and commitments of every kind (collectively, “Encumbrances”);

(b)                                  has the sole, or joint with any other Principal Shareholder (or any trustee holding shares for the benefit of such Principal Shareholder and who is a signatory to this Agreement), voting power with respect to such shares of Voting Stock, and that he or she does not own or hold any rights to acquire any additional shares of First Manhattan’s capital stock (by exercise of stock options or otherwise) or any interest therein or any voting rights with respect to any additional shares; and

(c)                                  has all necessary power and authority to enter into this Agreement and further represents and warrants that this Agreement is the legal, valid and binding agreement of such Principal Shareholder (or any trustee holding shares for the benefit of such Principal Shareholder), and is enforceable against such Principal Shareholder (or trustee, as the case may be) in accordance with its terms.

Section 3.                                          Voting Agreement.  Each Principal Shareholder (or any trustee holding shares for the benefit of such Principal Shareholder) hereby agrees that at any meeting of First Manhattan’s shareholders however called, and in any action by written consent of First Manhattan’s shareholders, such Principal Shareholder or trustee shall vote all shares of Voting Stock now or at any time hereafter owned or controlled by him:

(a)                                  in favor of the Merger and the other Contemplated Transactions as described in the Merger Agreement, and any action or agreement that would reasonably be expected to facilitate the Contemplated Transactions;

(b)                                  against any acquisition of any capital stock of First Manhattan or the Bank through purchase, merger, consolidation or otherwise, or the acquisition by any method of a substantial portion of the assets of First Manhattan or the Bank, in any such case by any party other than Landmark or its Subsidiaries (an “Acquisition Transaction”);

(c)                                  against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of First Manhattan under the Merger Agreement; and

(d)                                  against any action or agreement that would reasonably be expected to impede or interfere with the Contemplated Transactions, including any:  (i) change in the board of directors of First Manhattan or the Bank; (ii) change in the present capitalization of First Manhattan or the Bank; or (iii) other material change in the corporate structure or business of First Manhattan or the Bank, in each such case except as otherwise agreed to in writing by Landmark.

(e)                                  For avoidance of doubt, it is understood that nothing in this Section shall obligate any Principal Shareholder (or any trustee holding shares for the benefit of such Principal Shareholder) to vote or execute a written consent with regard to any matter other than matters required to be submitted to the shareholders of First Manhattan for a vote pursuant to the requirements of the Merger Agreement or applicable Kansas law.

Section 4.                                          Additional Covenants.  Except as required by law, each Principal Shareholder (or any trustee holding shares for the benefit of such Principal Shareholder) agrees that he or she will:

(a)                                  not, prior to the Effective Time sell, assign, transfer or otherwise dispose of, create an Encumbrance with respect to, or permit to be sold, assigned, transferred or otherwise disposed of, any Voting Stock owned of record or beneficially by such Principal Shareholder, whether such shares of Voting Stock are owned of record or beneficially by such Principal Shareholder on the date of this Agreement or are subsequently acquired by any method, except:  (i) for transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (ii) with the prior written consent of Landmark (which consent shall not be unreasonably withheld), for any sales, assignments, transfers or other dispositions necessitated by hardship; or (iii) as Landmark may otherwise agree in writing;

(b)                                  not, and will not permit any of his or her Affiliates, directly or indirectly (including through its Representatives), to initiate, solicit or encourage any discussions, inquiries or proposals with any third party relating to an Acquisition Transaction, or provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Transaction or agree to or otherwise assist in the effectuation of any Acquisition Transaction;

(c)                                  not vote or execute any written consent to rescind or amend in any manner any prior vote or written consent to approve or adopt the Merger Agreement or any of the other Contemplated Transactions;

(d)                                  at Landmark’s request, use his or her reasonable efforts to cause any necessary meeting of First Manhattan’s shareholders to be duly called and held, or any necessary consent of shareholders to be obtained, for the purpose of approving or adopting the Merger Agreement and the other Contemplated Transactions;

(e)                                  use reasonable efforts to cause any of his or her Affiliates to cooperate fully with Landmark in connection with the Merger Agreement and the Contemplated Transactions; and

(f)                                    execute and deliver such additional instruments and documents and take such further action as may be reasonably necessary to effectuate and comply with his or her respective obligations under this Agreement.

Section 5.                                          Termination.  Notwithstanding any other provision of this Agreement, this Agreement shall automatically terminate on the earlier of:  (i) the date of termination of the Merger Agreement as set forth in Article 11 thereof, as such termination provisions may be amended by First Manhattan, Landmark and Acquisition Corp from time to time; or (ii) the Effective Time.

Section 6.                                          Remedies.  Each signatory to this Agreement understands and acknowledges that if he or she should breach any of his or her covenants contained in this Agreement, the damage to Landmark would be indeterminable in view of the inability to measure the ultimate value and benefit to Landmark resulting from its contemplated future ownership and control of First Manhattan, and that Landmark therefore would not have an adequate remedy at law to compensate Landmark for any such breach.  Each signatory to this Agreement agrees that in addition to any other remedy available to Landmark at law or in equity, Landmark shall be entitled to specific performance of this Agreement by such signatory upon application to any court having jurisdiction over the parties.  Accordingly, each signatory to this Agreement:  (a) irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law that might be asserted as a bar to specific performance, injunctive relief or other equitable relief; and (b) agrees to the granting of injunctive relief without the posting of any bond and further agrees that if any bond shall be required, such bond shall be in a nominal amount.

Section 7.                                          Amendment and Modification.  This Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by all of the signatories to this Agreement.

Section 8.                                          Entire Agreement.  This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and written agreements related thereto.  Except for the Merger Agreement, this Agreement supersedes any agreements among any of First Manhattan, its shareholders, Landmark or Acquisition Corp concerning the acquisition, disposition or control of any Voting Stock.

Section 9.                                          Absence of Control.  Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Landmark nor Acquisition Corp by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, any other party and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of any such other party.  Pursuant to Section 2.12 in the Merger Agreement, nothing contained herein shall be deemed to grant Landmark an ownership interest in any shares of Voting Stock.

Section 10.                                   Informed Action.  Each signatory to this Agreement acknowledges that he or she has had an opportunity to be advised by counsel of his or her choosing with regard to this Agreement and the transactions and consequences contemplated hereby.  Each signatory to this Agreement further acknowledges that he or she has received a copy of the Merger Agreement and is familiar with its terms.

Section 11.                                   Severability.  The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 12.                                   Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

Section 13.                                   Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Kansas applicable to agreements made and wholly to be performed in such state without regard to conflicts of laws.

Section 14.                                   Jurisdiction and Service of Process.  Any action or proceeding seeking to enforce, challenge or avoid any provision of, or based on any right arising out of, this Agreement shall be brought only in the courts of the State of Kansas, County of Riley or, if it has or can acquire jurisdiction, in the United States District Court serving the County of Riley, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to jurisdiction or venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Section 15.                                   Successors; Assignment.  This Agreement shall be binding upon and inure to the benefit of First Manhattan and Landmark, and their successors and permitted assigns, and each other signatory to this Agreement and their respective successors and permitted assigns, spouses, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives.  This Agreement shall survive the death or incapacity of any signatory to this Agreement.  This Agreement may be assigned only by Landmark, and then only to a Subsidiary of Landmark.

Section 16.                                   Directors.  The parties hereto acknowledge that each Principal Shareholder is entering into this agreement solely in his or her capacity as a First Manhattan Shareholder and, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require any Principal Shareholder, in his or her capacity as a director of First Manhattan, to act or fail to act in accordance with his or her fiduciary duties in such director capacity.  Furthermore, no Principal Shareholder makes any agreement or understanding herein in his or her capacity as a director of First Manhattan.  For the avoidance of doubt, nothing in this Section shall in any way limit, modify or abrogate any of the obligations of the Principal Shareholders hereunder to vote the shares owned by him or her in accordance with the terms of the Agreement and not to transfer any shares except as permitted by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, partners, trustees or agents, on the day and year first written above.